NEWS RELEASE
Contact: Investor Relations
(206) 298-2909

EMERITUS ANNOUNCES OPERATING RESULTS FOR
THIRD QUARTER 2009

SEATTLE, WA, (November 9, 2009) - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its third quarter 2009 results.

Third Quarter 2009 Operating Highlights

•	Same store occupancy increased 110 basis points to 88.2% from the third quarter 2008, and increased 50 basis points sequentially;
•	Total occupancy increased 60 basis points from the third quarter of 2008, and increased 60 basis points sequentially;
•	Average monthly revenue per occupied unit increased 6.2% to $3,673 from the prior year quarter, and increased sequentially from $3,650;
•	Community operating income improved 10.4% to $74.6 million from the third quarter 2008.

Total revenue for the third quarter of 2009 increased 16.7% to $222.7 million compared to $190.9 million in the prior year quarter.  The average revenue per occupied unit on a total consolidated basis was approximately $3,673 for the third quarter of 2009, compared to $3,459 in the prior year quarter.  Total occupancy increased to 87.2% from 86.6% in the prior year third quarter.  Month end occupancy on September 30, 2009 was 88.8%, compared to 88.2% on June 30, 2009.

Same Store total revenue for the third quarter of 2009 increased 3.4% to $192.1 million from $185.8 million in the prior year third quarter.  Same Store average revenue per occupied unit increased approximately 2.1% to $3,543 from $3,469 in the third quarter of 2008. The third quarter 2009 Same Store average occupancy increased 110 basis points to 88.2% compared to 87.1% in the prior year third quarter and 50 basis points from 87.7% in the second quarter of 2009.

“Our strategy of driving occupancy and gaining market share continued into the third quarter. Through ongoing occupancy gains we will be better positioned to drive rate improvement as demand increases,” commented Mr. Granger Cobb, President and Co-CEO of Emeritus. “Furthermore, the strength of our business fundamentals supports our efforts to pursue opportunistic acquisitions.”

Community operating income (community revenue less community operating expenses) increased 10.4% to $74.6 million for the third quarter of 2009 from $67.5 million in the prior year third quarter.  Community operating income includes an increase in workers’ compensation expenses of $1.4 million in the current quarter and a decrease of $2.1 million in workers’ compensation expenses in the prior year quarter (a swing of $3.5 million between periods), both based on actuarial estimates of ultimate losses.  In addition, current quarter health insurance costs increased $2.2 million over the prior year quarter primarily from an increase in employee enrollment.  The operating margin decreased by 190 basis points to 33.7% for the third quarter of 2009 compared to 35.6% in the prior year third quarter.

Excluding the workers’ compensation adjustments noted above, the operating margin percent would have been relatively flat between the periods.  The workers’ compensation increase of $1.4 million in the current quarter includes changes in estimates related to both prior year and prior quarters of 2009 totaling $1.2 million.  Therefore, we expect the ongoing workers’ compensation impact to be less in future quarters.

The Company’s net loss of $16.0 million for the third quarter of 2009 improved $7.1 million from a net loss of $23.1 million in the prior year quarter.  The current quarter net loss includes a non-cash impairment loss of $1.9 million in addition to the workers’ compensation and health insurance costs discussed above.  These expense items resulted in a negative impact of $7.6 million when comparing the net loss between periods.

Including the previously discussed expense increases, the weighted average loss per common share outstanding was $(0.41) and $(0.59) for the three months ended September 30, 2009 and 2008, respectively, and cash from facility operations (CFFO) per weighted average common share outstanding was $0.18 and $0.19 for the three months ended September 30, 2009 and 2008, respectively.  CFFO per weighted average common shares outstanding was $0.81 and $0.55 for the nine months ended September 30, 2009 and 2008, respectively.

The total consolidated operating portfolio, excluding discontinued operations, consists of 265 communities with approximately 23,036 operating units as of September 30, 2009.  The Same Store portfolio consists of 241 of the 265 consolidated operating communities.

Balance Sheet

As of September 30, 2009, the Company had approximately $52.1 million of cash and cash equivalents, and had no outstanding borrowings under its $25.0 million line of credit.  On September 30, 2009, total assets were $2.1 billion, including $1.7 billion of net investments in properties, total debt was $1.6 billion, including capital lease obligations, and shareholders’ equity was $332.5 million.

The current portion of long-term debt of $49.9 million as of September 30, 2009, includes $33.7 million of debt that matures in 2012 and relates to five communities held for sale.  This debt is classified as current because the related assets are expected to be sold and the debt paid off from the proceeds of the sale within the next year.  The remaining $16.2 million of current portion of debt relates to $10.7 million of routine debt amortization over the next 12 months, and one mortgage of $5.5 million due in July 2010, which we expect to refinance.

Conference Call:

The Company will host a conference call on Monday, November 9, 2009, at 5:00 P.M. Eastern Time to discuss its financial results for the third quarter ended September 30, 2009.  Hosting the call will be Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Raymond Brandstrom, Chief Financial Officer.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-9039, or for international participants (201) 689-8470.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Monday, November 9, 2009, until midnight Eastern Time on Monday, November 16, 2009, and can be accessed by dialing (877) 660-6853, or for international participants (201) 612-7415 along with the conference ID 335960.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR and CFFO provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our annual report on Form 10-K.

The table below shows the reconciliation of net loss to Adjusted EBITDAR for the three and nine month periods ended September 30, 2009 and 2008 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net loss	$(16,221)	$(23,076)	$(38,620)	$(74,278)
Provision for income taxes	360	270	900	750
Equity losses (earnings) in unconsolidated joint ventures	76	33	(1,108)	890
Depreciation and amortization	18,643	28,925	58,031	88,742
Amortization of deferred gains	(312)	(130)	(460)	(1,134)
Non-cash stock option compensation expenses	1,187	968	3,250	3,786
Impairment of long-lived assets	1,857	-	1,857	-
Debt refinancing fees	-	-	-	1,090
Interest expense	26,170	24,874	77,649	68,030
Straight-line rent expense	4,847	2,220	14,796	7,012
Above/below market rent amortization	2,457	2,524	7,430	7,572
Development and transaction costs	81	504	545	832
Deferred revenues	460	432	475	2,688
Change in fair value of interest rate swaps	221	119	(621)	(16)
Interest income	(575)	(480)	(902)	(1,913)
Discontinued operations	122	616	849	6,349
Professional and workers' compensation liability	818	(624)	(908)	(2,478)
Adjusted EBITDA	40,191	37,175	123,163	107,922
Facility lease expense	22,056	17,595	65,803	52,384
Adjusted EBITDAR	$62,247	$54,770	$188,966	$160,306

The following table shows CFFO for the three and nine month periods ended September 30, 2009 and 2008 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$21,761	$17,195	$55,110	$56,457
Adjust for changes in operating assets and liabilities	(7,182)	(3,184)	(3,772)	(11,860)
Recurring capital expenditures, net	(5,793)	(4,080)	(14,039)	(11,544)
Repayment of capital lease and financing obligations	(2,495)	(2,365)	(7,003)	(11,743)
Distributions from unconsolidated joint ventures, net	571	-	1,589	-
Cash From Facility Operations	$6,862	$7,566	$31,885	$21,310

CFFO per weighted average common shares outstanding was $0.18 and $0.19 for the three months ended September 30, 2009 and 2008, respectively.  CFFO per weighted average common shares outstanding was $0.81 and $0.55 for the nine months ended September 30, 2009 and 2008, respectively.

For a more detailed understanding of Emeritus, please refer to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009, or visit the Company’s Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY
Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 309 communities in 36 states representing capacity for approximately 27,200 units and approximately 32,400 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share data)

ASSETS

	September 30,	December 31,
Current Assets:	2009	2008
Cash and cash equivalents	$52,090	$27,254
Short-term investments	2,054	1,802
Trade accounts receivable, net of allowance of $951 and $549	9,970	11,596
Other receivables	5,669	5,556
Tax, insurance, and maintenance escrows	24,466	21,762
Prepaid workers' compensation	18,860	19,288
Other prepaid expenses and current assets	22,980	23,720
Property held for sale	37,354	13,712
Total current assets	173,443	124,690
Long-term investments	4,946	4,192
Property and equipment, net of accumulated depreciation of $200,231 and $144,441	1,676,947	1,725,558
Restricted deposits	13,071	12,337
Lease acquisition costs, net of accumulated amortization of $1,781 and $1,877	3,742	3,867
Goodwill	74,197	73,704
Other intangible assets, net of accumulated amortization of $25,814 and $76,368	118,491	131,994
Other assets, net	23,364	18,851
Total assets	$2,088,201	$2,095,193

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt	$49,941	$18,267
Current portion of capital lease and financing obligations	10,838	9,172
Trade accounts payable	5,650	7,474
Accrued employee compensation and benefits	39,266	32,778
Accrued interest	7,606	7,012
Accrued real estate taxes	13,129	9,791
Accrued professional and general liability	9,599	10,842
Accrued income taxes	596	3,715
Other accrued expenses	12,822	12,284
Deferred revenue	12,938	12,463
Unearned rental income	16,590	16,101
Total current liabilities	178,975	139,899
Long-term debt obligations, less current portion	1,335,086	1,355,149
Capital lease and financing obligations, less current portion	168,194	180,684
Deferred gain on sale of communities	7,420	2,667
Deferred rent	28,818	14,022
Other long-term liabilities	37,186	36,744
Total liabilities	1,755,679	1,729,165
Commitments and contingencies
Shareholders' Equity and Non-controlling Interest:
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued	–	–
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
39,244,363 and 39,091,648 shares at September 30, 2009, and December 31, 2008, respectively	4	4
Additional paid-in capital	723,782	719,903
Accumulated other comprehensive income	1,235	–
Accumulated deficit	(398,451)	(360,506)
Total Emeritus Corporation shareholders' equity	326,570	359,401
Noncontrolling interest–related party	5,952	6,627
Total shareholders' equity and non-controlling interest	332,522	366,028
Total liabilities and shareholders' equity and non-controlling interest	$2,088,201	$2,095,193

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Community revenue	$221,262	$189,638	$655,411	$555,925
Management fees	1,439	1,266	4,359	3,648
Total operating revenues	222,701	190,904	659,770	559,573

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	146,700	122,119	426,832	359,504
General and administrative	16,429	14,725	47,666	44,066
Impairment loss on long-lived assets	1,857	-	1,857	-
Depreciation and amortization	18,643	28,925	58,031	88,742
Facility lease expense	29,360	22,339	88,029	66,968
Total operating expenses	212,989	188,108	622,415	559,280
Operating income from continuing operations	9,712	2,796	37,355	293

Other income (expense):
Interest income	575	480	902	1,913
Interest expense	(26,170)	(24,874)	(77,649)	(68,030)
Change in fair value of interest rate swaps	(221)	(119)	621	16
Equity earnings (losses) for unconsolidated joint ventures	(76)	(33)	1,108	(890)
Other, net	441	(440)	792	(481)
Net other expense	(25,451)	(24,986)	(74,226)	(67,472)

Loss from continuing operations before income taxes	(15,739)	(22,190)	(36,871)	(67,179)
Provision for income taxes	(360)	(270)	(900)	(750)
Loss from continuing operations	(16,099)	(22,460)	(37,771)	(67,929)
Loss from discontinued operations	(122)	(616)	(849)	(6,349)
Net loss	(16,221)	(23,076)	(38,620)	(74,278)
Net loss attributable to the noncontrolling interest	232	–	675	–
Net loss attributable to Emeritus Corporation common shareholders	$(15,989)	$(23,076)	$(37,945)	$(74,278)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.41)	$(0.57)	$(0.95)	$(1.74)
Discontinued operations	(0.00)	(0.02)	(0.02)	(0.16)
	$(0.41)	$(0.59)	$(0.97)	$(1.90)

Weighted average common shares outstanding-basic and diluted	39,208	39,082	39,158	39,059

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(38,620)	$(74,278)
Adjustments to reconcile net loss to net cash provided by
operating activities
Depreciation and amortization – continuing operations	58,031	88,742
Depreciation and amortization – discontinued operations	284	1,239
Amortization of above/below market rents	7,430	7,572
Amortization of deferred gain	(460)	(1,134)
Impairment of long-lived assets and investments	2,989	4,930
Amortization of loan fees	2,363	1,849
Allowance for doubtful receivables	2,317	1,096
Equity investment (earnings) losses and distributions	(1,108)	890
Stock based compensation	3,250	3,786
Change in fair value of interest rate swaps	(621)	(16)
Other	212	221
Changes in operating assets and liabilities
Deferred rent	14,796	7,012
Deferred revenue	475	2,688
Change in operating assets and liabilities – other	3,772	11,860
Net cash provided by operating activities	55,110	56,457
Cash flows from investing activities:
Acquisition of property and equipment	(22,416)	(568,035)
Community acquisition	(10,579)	(6,935)
Acquisition deposits	(6,345)	(3,167)
Sale of property and equipment	2,677	6,754
Lease and contract acquisition costs	(194)	(686)
Payments from affiliates and other managed communities, net	798	394
Distributions from (investment in) unconsolidated joint ventures/other	1,589	(2,976)
Net cash used in investing activities	(34,470)	(574,651)
Cash flows from financing activities:
Proceeds from sale of stock	629	950
Decrease (increase) in restricted deposits	(477)	1,882
Debt issuance and other financing costs	(564)	(9,405)
Proceeds from long-term borrowings and financings	16,008	663,496
Repayment of long-term borrowings and financings	(4,397)	(151,055)
Repayment of capital lease and financing obligations	(7,003)	(11,743)
Net cash provided by financing activities	4,196	494,125
Net increase (decrease) in cash and cash equivalents	24,836	(24,069)
Cash and cash equivalents at the beginning of the period	27,254	67,710
Cash and cash equivalents at the end of the period	$52,090	$43,641

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30,	June 30,
	2009	2009
Revenues:
Community revenue	$221,262	$217,631
Management fees	1,439	1,453
Total operating revenues	222,701	219,084

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	146,700	138,487
General and administrative	16,429	15,987
Impairment loss on long-lived assets	1,857	-
Depreciation and amortization	18,643	17,960
Facility lease expense	29,360	29,473
Total operating expenses	212,989	201,907
Operating income from continuing operations	9,712	17,177

Other income (expense):
Interest income	575	189
Interest expense	(26,170)	(25,846)
Change in fair value of interest rate swaps	(221)	752
Equity earnings (losses) in unconsolidated joint ventures	(76)	560
Other, net	441	(182)
Net other expense	(25,451)	(24,527)

Loss from continuing operations before income taxes	(15,739)	(7,350)
Provision for income taxes	(360)	(270)
Loss from continuing operations	(16,099)	(7,620)
Loss from discontinued operations	(122)	316
Net loss	(16,221)	(7,304)
Net loss attributable to the non-controlling interest	232	229
Net loss attributable to Emeritus Corporation common shareholders	$(15,989)	$(7,075)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.41)	$(0.19)
Discontinued operations	(0.00)	0.01
	$(0.41)	$(0.18)

Weighted average common shares outstanding-basic and diluted	39,208	39,147

Emeritus Corporation
Cash lease and interest expense
Three Months Ended
(unaudited)
(In thousands)

		Projected
	Actual	Range
	September 30, 2009	December 31, 2009
Facility lease expense - GAAP	$29,360	$29,500 - $29,800
Less:
Straight-line rents	(4,847)	(4,500)-(4,600)
Above/below market rents	(2,457)	(2,500)-(2,600)
Plus:
Capital lease interest	3,355	3,300 - 3,400
Capital lease principal	2,393	2,600 - 2,700
Facility lease expense - CASH	$27,804	$28,400 - $28,700

Interest expense - GAAP	$26,170	$26,320 - $26,800
Less:
Straight-line interest	(28)	(40)-(50)
Capital lease interest	(3,355)	(3,300)_(3,400)
Capitalized interest	12	20 - 50
Loan fee amortization	(836)	(800)-(900)
Interest expense - CASH	$21,963	$22,200 - $22,500

Depreciation – owned assets	$14,340	$15,100 – 15,200
Depreciation – capital and financing leases	3,633	3,600 – 3,700
Amortization – intangible assets	670	1,200 – 1,300
Total depreciation and amortization	$18,643	$19,900 - $20,200